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EXHIBIT 23.5

Independent Auditors' Consent

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-110824 of General Electric Company on Form S-4 of our report dated March 31, 2003, (August 13, 2003 as to the last paragraph of Note O and the matters discussed in Note P), (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133 and the restatement described in Note P) incorporated by reference in the Annual Report on Form 10-K/A of HPSC, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus/Proxy Statement which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
December 8, 2003

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Independent Auditors' Consent